As filed with the Securities and Exchange Commission on December 9, 2003

Registration No. 333-109321

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment

No. 2

to

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Novatel Wireless, Inc.

(Exact name of registrant as specified in its charter)

Delaware	86-0824673
(State or other jurisdiction Of incorporation or organization)	(I.R.S. Employer Identification)

9255 Towne Centre Drive, San Diego, California 92121, (858) 320-8800

(Address of principal executive offices, including zip code, and phone number, including area code)

Copies to:

Melvin L. Flowers,

Senior Vice President, Finance, Chief Financial Officer and Secretary

9255 Towne Centre Drive, San Diego, California 92121, (858) 320-8800

(Name, address, including zip code, telephone number, including area code, of Agent for service)

Approximate Date Of Commencement Of Proposed Sale To The Public:    From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the same prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 9, 2003

PRELIMINARY PROSPECTUS

Novatel Wireless, Inc.

12,671,562 shares of Common Stock

The stockholders of Novatel Wireless, Inc. listed in this prospectus are offering and selling up to 12,671,562 shares of common stock under this prospectus. These shares of common stock include the resale of:

•	9,674,277 shares of common stock issuable upon conversion of 6,772 shares of Series B Convertible Preferred Stock currently issued and outstanding;

•	1,791,035 shares of common stock issuable upon exercise of presently outstanding common stock purchase warrants; and

•	1,206,250 shares of presently outstanding common stock.

The selling stockholders may offer the common stock:

•	through public or private transactions;

•	on or off the United States exchanges;

•	at prevailing market prices; or

•	at privately negotiated prices.

Novatel Wireless, Inc.’s common stock trades on The Nasdaq SmallCap Market under the ticker symbol “NVTL.” On December 4, 2003, the closing price of one share of Novatel Wireless, Inc.’s common stock was $6.28. Novatel Wireless will not receive any of the proceeds from sales of the shares of common stock made by the selling stockholders listed herein.

This investment involves a high degree of risk. You should invest only if you can afford a complete loss of your investment. See “ Risk Factors” beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2003.

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the accompanying prospectus supplement is accurate as of the date on their respective covers. Our business, financial condition, results of operations and prospects may have changed since that date.

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere or incorporated by reference in this prospectus. Without limiting the generality of the foregoing, prospective investors should carefully consider the factors set forth under the caption “Risk Factors.”

Our Company

We are a provider of wireless data access solutions, including wireless data modems and software for use with portable personal computers and with handheld computing devices. We deliver innovative and comprehensive solutions that enable businesses and consumers to access personal, corporate and public information through e-mail, enterprise networks and the Internet. We also offer wireless data modems and custom software and hardware engineering services and systems integration services to our customers to facilitate use of our products.

Our current product portfolio includes the following:

•	The Merlin Family of Wireless PC Card Modems for portable and desktop PCs and handheld computing devices;

•	The Minstrel Family of Wireless Handheld Modems, for handheld computing devices; and

•	The Expedite Family of Wireless OEM Modems for custom integration with computers and other devices.

Our core modem technology is easily customized to address a broad range of vertical applications. Our customers include wireless telecommunications operators such as Sprint and MMO2 (formerly BT Cellnet). We also have OEM customers such as @Road and Remec and we have entered into strategic technology and development relationships within the wireless communications industry with TTP Communications, Sprint PCS, Dell and Lucent Technologies. We also sell our products through domestic and international distributors such as Hugh Symons, Mobiltron, Global Wireless Data and Cellcom.

Our principal executive offices are located at 9255 Towne Centre Drive, Suite 225, San Diego, California 92121 and our telephone number is (858) 320-8800.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, the “Risks Related to Our Business” contained in our annual report on Form 10-K for the year ended December 31, 2002 and other information contained in this prospectus before you decide whether to invest in our common stock. If any of the following risks or those incorporated by reference into this prospectus actually occurs, our business, financial condition, results of operations and liquidity could be materially adversely affected. This may cause the trading price of our common stock to decline after this offering commences, and you could lose part or all of the money you paid to purchase our common stock.

Risks Related to This Offering

Our stock price could be adversely affected by certain dispositions of our shares pursuant to this registration statement or pursuant to registration statements currently in effect on Form S-3 and on Form S-8 or pursuant to Rule 144 or Rule 701 of the Securities Act of 1933 as amended if the applicable registration statement ceases to be effective.

Some of our current stockholders hold a substantial number of shares which they are currently able to sell in the public market, or which they will be able to sell under this prospectus. Sales of a substantial number of such shares or the perception that these sales may occur, could cause the trading price of our common stock to fall and could impair our ability to raise capital through the sale of additional equity securities.

Upon completion of the offering, we will have 25,892,115 shares of common stock outstanding, assuming the issuance of (i) 3,984,492 shares of common stock upon the exercise of all our outstanding options as of December 4, 2003, (ii) 99,004 shares of common stock issuable upon conversion of our Series A Preferred Stock, (iii) 9,674,277 shares of common stock issuable upon conversion of our Series B Preferred Stock issued in connection with the private placement financing we completed in May 2003 and (iv) 2,751,358 shares of common stock issuable upon the exercise of all of our outstanding warrants. All of these shares of common stock, when issued, will be freely tradable without restriction in the public market assuming the applicable registration statements continue to remain effective and subject to trading restrictions to which Company insiders holding such shares may be subject from time to time. If one or more of our registration statements ceases to be effective, these shares nevertheless may be resold under Rule 144 or Rule 701 of the Securities Act, subject to certain limitations set forth below if the selling stockholder is an “affiliate” of ours as Rule 144 defines that term.

The quoted market price of our common stock is volatile, and we cannot assure you that our stock price will not decline.

The market price of our common stock could be subject to significant fluctuations after this offering commences as a result of numerous factors, many of which are beyond our control. Among the factors that could affect our stock price are:

•	quarterly variations in our operating results;

•	announcement of changes in revenue or earnings estimates or publication of research reports by analysts;

•	speculation in the press or investment community about our business or the wireless communications industry generally;

•	changes in market valuations of similar companies and stock market price and volume fluctuations generally;

•	strategic actions by us or our competitors such as acquisitions or restructurings;

•	regulatory developments;

•	additions or departures of key personnel;

•	general market conditions, including the effect of market conditions on our customers and suppliers; and

•	domestic and international economic factors unrelated to our performance.

The stock market in general, and the market for high technology stocks in particular, has experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock.

Provisions in our charter documents and under Delaware law could prevent or delay a change in control in our company.

Our certificate of incorporation and bylaws contain certain provisions that could prevent or delay an acquisition of our company at a premium price, if at all. These provisions:

•	provide for a staggered board;

•	prevent stockholders from taking action by written consent;

•	limit the persons who may call special meetings of stockholders;

•	authorize our board of directors to approve the issuance of undesignated preferred stock without stockholder approval; and

•	the need to obtain additional stockholder approval.

In addition, Delaware law imposes some restrictions on mergers and other business combinations between us and any holder of 15% or more of our voting stock.

You may not be able to seek remedies against Arthur Andersen LLP, our former independent accountant.

The audited financial statements and schedules incorporated by reference in this prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their report, have been audited by Arthur Andersen LLP, independent accountants. On June 15, 2002, Arthur Andersen was convicted of obstruction of justice by a federal jury in Houston, Texas in connection with Arthur Andersen’s work for Enron Corporation. On September 15, 2002, a federal judge upheld this conviction, and on October 15, 2002, a federal judge sentenced Arthur Andersen to five years probation and a $500,000 fine. Arthur Andersen ceased its audit practice before the SEC on August 31, 2002. Arthur Andersen has not consented to the incorporation by reference of their report and we have dispensed with the requirement to file their consent in reliance upon Rule 437a of the Securities Act. Because Arthur Andersen has not consented to the incorporation by reference of their report, it may become more difficult for you to seek remedies against Arthur Andersen in connection with a claim related to this offering. In particular, and without limitation, you may not be able to recover from Arthur Andersen under Section 11 of the Securities Act for any untrue statement of a material fact contained in our financial statements audited by Arthur Andersen or any omission of a material fact required to be stated in those financial statements. In addition, relief in connection with claims which may be available to stockholders under the federal securities laws against auditing firms may not be available against Arthur Andersen as a practical matter due to recent events regarding Arthur Andersen.

Our directors, executive officers and principal stockholders and their affiliates will continue to have substantial control over our company after this offering, and their interests may differ from and conflict with yours.

Upon commencement of this offering, our executive officers, directors and principal stockholders will beneficially own, in total, approximately 52% of our outstanding voting stock. As a result, these stockholders, whose interests may be different from and may conflict with yours, will be able to influence matters requiring stockholder approval, including the election of directors and approval or rejection of significant corporate transactions. This could have the effect of delaying or preventing a change of control of our company or otherwise cause us to take action that may not be in the best interests of all stockholders, either of which in turn could reduce our stock price.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of the common stock by the selling stockholders. However, 1,791,035 shares of common stock offered by this prospectus are issuable in the future upon the exercise of common stock purchase warrants. If all of these warrants are exercised for cash, except in circumstances allowing for cashless exercises, we will receive aggregate gross proceeds of approximately $1.25 million. We expect to use the proceeds from the exercise of these warrants, if any, for general corporate purposes.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock. We currently intend to retain any future earnings to finance the growth and development of our business. Therefore, we do not anticipate that we will declare or pay any cash dividends on our common stock in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements, restrictions under any existing indebtedness and other factors the board of directors deems relevant.

SHARES AVAILABLE FOR FUTURE SALE

Upon completion of the offering, we will have 25,892,115 shares of common stock outstanding, assuming the issuance of (i) 3,984,492 shares of common stock upon the exercise of all our outstanding options as of December 4, 2003, (ii) 99,004 shares of common stock issuable upon conversion of our Series A Preferred Stock, (iii) 9,674,277 shares of common stock issuable upon conversion of our Series B Preferred Stock issued in connection with the private placement financing we completed in May 2003 and (iv) 2,751,358 shares of common stock issuable upon the exercise of all of our outstanding warrants. All of these shares of common stock, when issued, will be freely tradable without restriction in the public market assuming all the applicable registration statements continue to remain effective. If one or more of our registration statements ceases to be effective, these shares nevertheless may be resold under Rule 144 or Rule 701 of the Securities Act, subject to certain limitations set forth below if the selling stockholder is an “affiliate” of ours as Rule 144 defines that term.

In general, under Rule 144 as currently in effect, an affiliate who has beneficially owned shares for at least one year is entitled to sell publicly, within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the then outstanding shares of the same class of security, which as of December 4, 2003 is approximately 93,830 shares; or

•	the average weekly trading volume during the four calendar weeks preceding the filing of the notification of the proposed sale.

A person who is not deemed to have been an affiliate of ours at any time during the 90 days immediately preceding the sale and who has beneficially owned his, her or its shares for at least two years is entitled to sell his, her or its shares under Rule 144(k) without regard to the volume limitations described above. Persons deemed to be affiliates are subject to the volume limitations, even after the applicable holding periods have been satisfied. We are unable to estimate the number of our common stock that may be sold under Rule 144 because this will depend on the market price for our common stock, the personal circumstances of the sellers and other factors. Any future sale of substantial amounts of our common stock in the open market may adversely affect the market price of our common stock.

At December 4, 2003, options to purchase 3,984,492 shares of our common stock were outstanding under our stock option plans, 453,264 of which were exercisable. The shares of common stock issuable upon exercise of all our outstanding options are subject to an effective registration statement on Form S-8 and therefore such shares may be publicly resold without restriction after the underlying vesting and other option plan requirements have been met. Also, as of December 4, 2003 approximately 2,751,358 shares of common stock were issuable upon exercise of outstanding warrants, 960,323 of which were registered on prior registration statements and 1,791,035 of which are included on the registration statement of which this prospectus forms a part. No predictions can be made as to the effect that sales of common stock under Rule 144 or Rule 701, pursuant to a registration statement or otherwise, or the availability of shares of common stock for sale, will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of common stock in the public market, or the perception that these sales could occur, could adversely affect prevailing market prices and could impair our future ability to raise capital through an offering of our equity securities.

SELLING STOCKHOLDERS

All the shares of common stock that are the subject of this registration statement have been issued or may be issued in the future to the selling stockholders as a consequence of financing transactions that we completed earlier in 2003 (with the exception of the shares issuable to Sanmina-SCI Corporation and Silicon Valley Bank upon exercise of their respective warrants, which we discuss further below). In those financing transactions, we issued both convertible debt and convertible equity securities to a group of investors (Investors) and undertook to register with the Securities and Exchange Commission all the shares of common stock into which those debt and equity securities, and related common stock purchase warrants, may be converted or exercised, as the case may be. We described those financings in detail in our definitive proxy statement which we filed with the SEC on April 15, 2003 in connection with a special meeting of our stockholders which we held on May 2, 2003. In addition, we filed the underlying financing transaction documents themselves in our filing with the SEC on Form 8-K dated March 28, 2003. Following is a description of the material terms of those transactions which is qualified in its entirety by reference to the transaction documents themselves.

Convertible Promissory Notes. On May 14, 2003, we issued $3.505 million aggregate principal amount of secured subordinated convertible promissory notes to the Investors. The notes evidenced a $3.505 million remaining payment obligation which we previously owed to Sanmina-SCI Corporation (Sanmina) as a consequence of litigation which we earlier settled with Sanmina. The Investors purchased this indebtedness directly from Sanmina in a private transaction completed earlier this year. When issued, the notes were convertible at any time at the option of the holder, and without the need to pay us any further consideration, into an aggregate of 3,505 shares of our Series B convertible preferred stock (Series B stock). (We describe the material features of our Series B stock further below).

In the absence of a note holder’s affirmative election to convert the notes into Series B stock, a portion of the notes automatically would convert every three (3) months following May 14, 2003 into shares of our Series B stock at the rate of 1 such share for every $1,000 principal amount of the notes, according to the following schedule: $400,000 aggregate principal amount of the notes automatically converted on August 14, 2003, an additional $400,000 converted on November 14, 2003, and an additional $400,000 would convert automatically on February 14, 2004 and on May 14, 2004, any remaining dollar amount outstanding under the notes would automatically convert into Series B stock. On December 8, 2003, all the Investors voluntarily converted all the remaining amounts outstanding under the notes into a total of 2,705 shares of Series B stock in accordance with the terms and conditions of the notes.

Series B Stock. In addition to the notes, on May 14, 2003, we also issued 3,266 shares of our Series B stock to the Investors at a price of $1,000 per share in return for our receiving $2.050 million in cash and the cancellation of approximately $1.2 million of our indebtedness to those Investors which was evidenced by convertible promissory notes that we had issued to them in March of 2003. At the time of issuance, these shares of Series B stock were convertible at the option of the holder into an aggregate of 4,667,134 shares of our common stock according to a conversion formula which gave our common stock an effective conversion or purchase price of $0.70 per share for the Investors. In the event we complete another equity financing (which would include our issuing securities that are convertible or exercisable into shares of our capital stock) at less than the Series B conversion price per share then in effect (currently $0.70) prior to the conversion of all our Series B stock (including the Series B stock to be issued upon conversion of the notes), then any remaining holders thereof would be entitled to have their conversion price per share reduced to the equivalent price per share of common stock at which we issued the additional financing securities.

Outstanding shares of our Series B stock currently accrue dividends at the annual rate of 8% which we intend to pay to the holders by issuing additional shares of common stock if and when a holder elects to convert the preferred stock into common stock. Holders of our Series B stock (together with the holders of our Series A convertible preferred stock (Series A stock)) vote on an as-converted-to-common-stock basis with our common stock as a single class upon any matter submitted to the stockholders for a vote. In addition, in some cases, the Investors have a right to participate in our future equity issuances.

In the event we were to declare a dividend or make a distribution on shares of our common stock, holders of our Series B stock would be entitled to participate ratably on an as-converted-to-common-stock basis. In addition, in the event we were to liquidate, dissolve or otherwise wind up the affairs of our company, holders of our Series B stock would be entitled to receive $1,500 per share of Series B stock then outstanding, assuming funds are then legally available for such purpose, before we would be permitted to make any distributions on either our Series A stock or on our common stock then outstanding. If there were sufficient funds such that our common stockholders were to receive funds in the course of a liquidation, dissolution or winding up of our company, then holders of our Series B stock, as well as our Series A stock, would also participate ratably in that distribution on an as-converted-to-common-stock basis. Furthermore, in the event that a person or group of persons (other than the Series B holders themselves) were to acquire beneficially more than 50% of the voting power of Novatel Wireless or in the event we were to merge with another company or we were to sell substantially all our assets, the Series B holders could require that we repurchase their respective Series B shares, together with dividends accrued but unpaid to date, at a price of $1,500 per share to the extent we then have funds legally available for that purpose.

Warrants. On March 13, 2003, and on May 14, 2003, in connection with the financings, we issued to the Investors warrants to purchase an aggregate of 857,143 and 1,251,786 shares, respectively, of our common stock at an exercise price of $0.70 per share. All the shares of common stock issuable upon exercise of these warrants are included in the registration statement of which this prospectus forms a part. The warrants expire on September 13, 2008 and November 14, 2008, respectively. Prior to the first anniversary of their respective issuances, these warrants are exercisable only by means of a cash exercise whereby the holder must pay us $0.70 for every share of our common stock that the holder wishes to purchase. Thereafter, the warrant holder may elect to exercise these warrants by means of a cashless or net exercise provision. Using this method, the warrant holder would not pay us cash in order to exercise the warrant but in return would receive fewer shares of common stock. In that instance, the number of shares of our common stock that the warrant holder would receive would be determined by dividing (a) the aggregate fair market value of the shares of common stock otherwise issuable upon exercise of the warrant, or portion thereof, minus the aggregate exercise price of the warrants then being exercised, by (b) the fair market value of one share of our common stock on the date of exercise. In the event we complete another equity financing (which would include our issuing securities that are convertible or exercisable into shares of our capital stock) at less than the warrant exercise price per share then in effect (currently $0.70) prior to the expiration of the warrants, any remaining warrant holders would be entitled to have the warrant exercise price reduced to the equivalent price per share of common stock at which we issued the additional financing securities.

On September 25, 2003, one of the Investors, Bay Investments Limited, exercised warrants to purchase 804,167 shares of our common stock for $0.70 per share. Bay Investments delivered cash consideration to us of $562,917 and in return we issued 804,167 shares of restricted common stock.

On December 1, 2003, one of the Investors, Cornerstone Equity Investors, LLC, exercised warrants to purchase 402,083 shares of our common stock for $0.70 per share. Cornerstone Equity Investors, LLC delivered cash consideration to us of $281,458 and in return we issued them 402,083 shares of restricted common stock.

Sanmina Warrant. In February 2003, in connection with our settlement of previously disclosed commercial litigation with our former contract manufacturer—Sanmina—we issued Sanmina a warrant to purchase 150,000 shares of our common stock at an exercise price of $0.68 per share which was the closing price per share of our common stock on the date we issued the warrant. The warrant expires on February 13, 2008. At the time of issuance, this warrant was not exercisable until February 2004 and contained a cashless or net exercise provision. However, Sanmina has agreed to exercise the warrant in full by paying us cash consideration provided that we permit Sanmina to exercise it prior to February 2004 and provided further that we undertake to register the shares of common stock issuable upon its exercise. Accordingly, 150,000 shares of underlying common stock that are included on this registration statement are issuable to Sanmina under the above terms.

Silicon Valley Bank. In November 2001, we entered into a revolving credit facility with Silicon Valley Bank (SVB) in connection with which we also issued SVB a warrant to purchase shares of our common stock. This warrant expires on November 29, 2008 and it has never been exercised, either in whole or in part. The warrant contains an anti-dilution provision according to which the number of shares of common stock that we must issue upon its exercise increases in the event that we issue equity securities (or securities convertible into or exerciseable for our equity securities) for a per share price that is less than the then-current exercise price of the warrant. In that event, the per share exercise price of SVB’s warrant is also reduced using a formula contained in the warrant agreement itself. Immediately prior to our financing transactions earlier this year, the warrant gave SVB the right to purchase 42,689 shares of our common stock at an exercise price of $9.72 per share all of which were registered on prior registration statements pursuant to a registration rights agreement we are a party to with SVB. As a consequence of the 2003 financing transactions, SVB now holds warrants to purchase 62,025 shares of common stock at an exercise price of $7.44 per share. We have included the additional 19,336 shares of underlying common stock with this registration statement. SVB acquired its warrants in the ordinary course of its lending business in connection with entering into the November 2001 credit facility with us. In 2002, SVB became an affiliate of a registered broker-dealer, now known as SVB Securities. SVB has indicated to us that it did not have any agreement or understanding, directly or indirectly, with any person to distribute the securities at the time of purchase.

The following table sets forth information with respect to each selling stockholder’s ownership of our common stock as of December 4, 2003 and as adjusted to reflect the resale of all of the common stock that may be offered by this prospectus. The selling stockholders, including their transferees, pledgees or donees and their successors, may from time to time, offer all, some or none of their shares of common stock listed in the following table. Information concerning these selling stockholders or their successors as a result of transfers or pledges will be updated from time to time in one or more prospectus supplements to the extent required. The number of shares in the column labeled “Shares of Common Stock Being Offered by This Prospectus” represents all of the shares that each selling stockholder will be permitted to offer under this prospectus. The table assumes that the selling stockholders sell all of the shares of common stock offered by this prospectus and none of the other shares of common stock owned by the selling stockholders. We are unable to determine the exact number of shares that actually will be resold. See “Plan of Distribution.”

Each stockholder’s percentage ownership set forth in the following table is based on (i) 9,382,983 shares of common stock currently issued and outstanding, (ii) 1,791,035 shares of common stock issuable upon exercise of common stock purchase warrants and (iii) 9,674,277 shares of common stock issuable upon conversion of 6,772 of Series B Convertible Preferred Stock currently issued and outstanding. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to the shares.

Selling Stockholder	Shares of Common Stock Owned Prior to This Offering(1)	Shares of Common Stock Being Offered by This Prospectus(1)	Shares of Common Stock Owned After This Offering(1)(2)
	Number	Number	Number	Percentage
Bay Investments Ltd.(3)	4,203,008	4,028,928	174,080	1.0
Mutual Trust Management (Bermuda) Ltd. as Trustee of Sofaer Funds/Global Hedge Funds(4)	3,033,962	2,892,962	141,000	*
RIT Capital Partners plc.(5)	1,191,065	1,135,965	55,100	*
Soen Young Lee	1,006,874	1,006,874		*
Pan Invest & Trade, Inc.(6)	503,436	503,436		*
Peter Leparulo(7)	165,599	100,401	65,198	*
Cornerstone Equity Investors, LLC(8)	2,872,171	2,015,177	856,994	4.0
PS Capital LLC(9)	831,606	831,606		*
Sanmina—SCI Corporation(10)	150,000	150,000		*
Silicon Valley Bank(11)	62,025	19,336	42,689	*

*	Represents less than 1.0% of the outstanding common stock.
(1)	Includes common stock issuable upon conversion of convertible stock, and exercise of stock options and common stock purchase warrants.
(2)	Assumes the Selling Stockholder sells all the common stock being offered by this prospectus.
(3)	Bay Investments Ltd. is an investment vehicle beneficially owned by Barbara and Horst J. Pudwill who together exercise voting and investment control over these securities. Mr. Pudwill is a current director and was a director of ours from our inception in 1996 until June 2000. He rejoined our board in July 2003.
(4)	Mutual Trust Management (Bermuda) Ltd. is an investment unit trust whose investment advisor is Sofaer Capital. Mr. Michael Sofaer exercises voting and investment control over these securities through Sofaer Capital.
(5)	RIT Capital Partners plc. is an investment company whose investment advisor is Sofaer Capital. Mr. Michael Sofaer exercises voting and investment control over these securities through Sofaer Capital.
(6)	Pan Invest & Trade, Inc. is an investment entity beneficially owned by Mr. John Maclean Arnott. Mr. Arnott exercises voting and investment control over these securities.
(7)	Peter Leparulo is our Chief Executive Officer and a member of our board of directors.
(8)	Cornerstone Equity Investors, LLC (CEI) is a private equity investment firm. Two members of CEI, Mr. Mark Rossi and Mr. Robert Getz, have served on our board of directors since December 1999 with Mr. Rossi serving as our Chairman since January 2003. The members of CEI are Mark Rossi, Robert Knox, Dana O’Brien, Robert Getz, Mike Najjar and Steve Larson, and they jointly exercise voting and investment control over these securities.
(9)	PS Capital LLC is a private equity investment firm. Henry Sweetbaum, Stanley Blau, Ronald Posner and Alan Kessman jointly exercise voting and investment control over these securities.
(10)	Sanmina-SCI Corporation is a publicly traded company and its board of directors exercises voting and investment control over these securities.
(11)	Silicon Valley Bank is a publicly traded company and its board of directors exercises voting and investment control over these securities.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices and may be based on prevailing market prices, prices related to prevailing market prices or varying prices determined at the time of sale. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	sale on any national securities exchange or quotation service or in the over-the-counter market;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	through the writing of options, whether the options are listed on an options exchange or otherwise;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The selling stockholders and their successors, which term includes their transferees, pledgees or donees or their successors, may sell the common stock directly to purchasers or through underwriters, broker-dealers or agents. Underwriters, broker-dealers or agents engaged by the selling stockholders may arrange for other underwriters, brokers-dealers or agents to participate in sales. These underwriters, broker-dealers and agents may receive commissions or discounts from the selling stockholders (or, if any such party acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

In connection with the sale of the common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. These broker-dealers or financial institutions may in turn engage in short sales of the common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell the common stock short and deliver these securities to close out such short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including the of reasonable fees and disbursements of counsel to the selling stockholders. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because the selling security holder may be deemed an underwriter, each selling security holder must deliver this prospectus and any supplements to this prospectus in the manner required by the Securities Act.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus has been passed upon by our in-house counsel, San Diego, California.

EXPERTS

The consolidated financial statements and schedules of Novatel Wireless, Inc. as of December 31, 2002 and for the year then ended have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, which is also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements and schedules incorporated by reference in this prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their report for the years ended December 31, 2001 and 2000, have been audited by Arthur Andersen LLP, independent accountants.

Section 11(a) of the Securities Act, provides that if any part of a registration statement at the time such part becomes effective contains an untrue statement of a material fact or an omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may sue, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement, or as having prepared or certified any report or valuation which is used in connection with the registration statement, with respect to the statement in such registration statement, report or valuation which purports to have been prepared or certified by the accountant.

As previously disclosed in the company’s Form 8-K filed on July 17, 2002, the Company dismissed Arthur Andersen LLP as its independent public accountants and announced that the company had appointed KPMG LLP to replace Arthur Andersen LLP as its independent public accountants.

Novatel Wireless, Inc.’s understanding is that the staff of the Securities and Exchange Commission has taken the position that it will not accept consents from Arthur Andersen LLP if the engagement partner and the manager for the company audit are no longer with Arthur Andersen LLP. Both the engagement partner and the manager for the company audit are no longer with Arthur Andersen LLP. As a result, Novatel Wireless, Inc. has been unable to obtain Arthur Andersen LLP’s written consent to the incorporation by reference into the Registration Statements of its audit report with respect to the company’s financial statements as of December 31, 2001 and 2000 for the years then ended.

Under these circumstances, Rule 437a under the Securities Act permits Novatel Wireless to file this Form S-3 without a written consent from Arthur Andersen LLP. As a result, however, Arthur Andersen LLP will not have any liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions of a material fact required to be stated therein. Accordingly, you would be unable to assert a claim against Arthur Andersen LLP under Section 11(a) of the Securities Act for any purchases of securities under the Registration Statements made on or after the date of this Form 10-K. To the extent provided in Section 11(b)(3)(C) of the Securities Act, however, other persons who are liable under Section 11(a) of the Securities Act, including the Company’s officers and directors, may still rely on Arthur Andersen LLP’s original audit reports as being made by an expert for purposes of establishing a due diligence defense under Section 11(b) of the Securities Act.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by us at the SEC’s public reference room:

Public Reference Room

450 Fifth Street, N.W.

Room 1024

Washington, D.C. 20549

You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of this information may also be inspected at the reading room of the library of the National Association of Securities Dealers, Inc., 1734 K Street, N.W., Washington, D.C. 20006. Our filings with the SEC are also available to the public from commercial document retrieval services and at the SEC’s web site at “http://www.sec.gov.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

You should not rely on forward-looking statements in this prospectus. This prospectus contains forward-looking statements that relate to future events or to our future business or performance. In some cases, you can identify forward-looking statements by words such as “anticipates,” “believes,” “plans,” “expects,” “future,” “intends,” “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue” and other similar expressions. Our actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including those discussed in “Risk Factors” and elsewhere in this prospectus. This prospectus also contains forward-looking statements attributed to third parties relating to their estimates regarding the growth of our markets. Forward-looking statements are subject to known and unknown risks, assumptions, limitations, uncertainties and other factors that may cause our actual results, as well as those of the markets we serve, levels of activity, performance, achievements and prospects to be materially different from those expressed or implied by the forward-looking statements. These risks, uncertainties and factors include, among others, those identified in “Risk Factors” and elsewhere in this prospectus. Except as required by law, we undertake no obligation to update publicly any forward-looking statement for any reason, even if new information becomes available or other events occur.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we filed with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the The Securities Exchange Act of 1934, as amended (the “Exchange Act”) until the selling stockholders sell all the shares of common stock offered by this prospectus.

•	our annual report on Form 10-K and 10-K/A for the fiscal year ended December 31, 2002;

•	our quarterly report on Form 10-Q, filed on May 15, 2003;

•	our quarterly report on Form 10-Q, filed on August 14, 2003;

•	our quarterly report on Form 10-Q filed on November 14, 2003;

•	our current reports on Form 8-K, filed on May 9, 2003 and July 30, 2003; and

•	the description of our capital stock contained in our registration statements filed on Form S-1 on July 28, 2000, as amended, on Form S-3 on January 22, 2002, as amended, and on Form S-3 on October 18, 2002, as amended, including any amendment or report filed for the purpose of updating that description.

We have also filed registration statements on Forms S-3 and S-8 with the SEC under the Securities Act that registered the shares described in those registration statements.

We have filed a registration statement on Form S-3 with the SEC relating to the shares of common stock covered by this prospectus. This prospectus is part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of Novatel Wireless, please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statement for a copy of the document.

We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents described above, except for exhibits to those documents, unless the exhibits are specifically incorporated by reference into those documents. Requests should be addressed to:

Corporate Secretary

Novatel Wireless, Inc.

9255 Towne Centre Drive, Suite 225

San Diego, California 92121

Telephone number (858) 320-8800.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution

The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of the securities being registered. All the amounts shown are estimates except for the registration fee.

SEC Registration Fee	$6,018
Legal Fees and Expenses	5,000
Accounting Fees and Expenses	6,000
Printing Expenses	10,000
Miscellaneous Expenses	2,000

Total	$29,018

Item 15.    Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporations’ board of directors to grant, indemnification to directors and officers in terms sufficiently broad to permit such indemnification under some circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Article XIV of our amended and restated certificate of incorporation and Article VI of our bylaws provide for maximum extent permitted by Delaware law. In addition, we have entered into indemnification agreements with our officers and directors. Our amended and restated certificate of incorporation provides that subject to Delaware law, our directors will not be personally liable for monetary damages awarded as a result of a breach of their fiduciary duty owed to Novatel Wireless, Inc. and its stockholders. This provision does not eliminate our directors’ fiduciary duty and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law.

Item 16.    Exhibits

Exhibit No.		Description
3.1	(1)	Amended and Restated Certificate of Incorporation.

3.2	(2)	Certificate of Designation of Series A Convertible Preferred Stock, as amended by the Corrected Certificate of Designation of Series A Convertible Preferred Stock.

3.3	(2)	Amendment to the Corrected Certificate of Designation of Series A Convertible Preferred Stock.

3.4	(2)	Certificate of Designation of Series B Convertible Preferred Stock.

3.5	(1)	Bylaws, as amended and restated.

4.1	(3)	Specimen Common Stock Certificate.

4.2	(4)	Specimen Series A Convertible Preferred Stock Certificate.

4.3	*	Specimen Series B Convertible Preferred Stock Certificate.

4.4	(4)	Form of Common Stock Purchase Warrant.

4.5	(5)	Warrant to Purchase Stock, dated as of November 29, 2001, by and between the Company and Silicon Valley Bank.

4.6	(5)	Form of Common Stock Purchase Warrant issued in connection with the Company’s Series B Convertible Preferred Stock.

Exhibit No.	Description
4.7(5)	Form of Common Stock Purchase Warrant issued in connection with the Company’s Series C Convertible Preferred Stock.

4.8(5)	Form of Common Stock Purchase Warrant issued in connection with the Company’s Debentures.

4.9(5)	Form of Common Stock Purchase Warrant issued in connection with the Company’s Series D Convertible Preferred Stock.

4.10(7)	Form of Registration Rights Agreement, dated as of September 12, 2002, in connection with the Company’s private placement transaction consummated on September 18, 2002.

4.11(7)	Form of Stock Purchase Warrant, dated as of September 12, 2002, in connection with the Company’s private placement transaction consummated on September 18, 2002.

4.12(6)	Form of Securities Purchase Agreement.

4.13(6)	Form of Secured Convertible Subordinated Note.

4.14(6)	Form of Secured Convertible Subordinated Note.

4.15(6)	Form of Common Stock Purchase Warrant issued in connection with the Company’s Series B private placement transaction.

4.16(6)	Form of Security Agreement.

4.19(6)	Form of Registration Rights Agreement, dated as of March 12, 2003 in connection with the Company’s Series B private placement transaction.

5.1	Opinion of Counsel as to the legality of the securities being offered.

23.1	Consent of KPMG LLP, Independent Auditors.

23.2	Notice regarding consent of Arthur Andersen LLP.

24.1	Power of Attorney (included on signature page).

(1)	Incorporated by reference to the Company’s annual report on Form 10-K for the year ended December 31, 2000.
(2)	Incorporated by reference to the Company’s current report on Form 10-Q, filed May 15, 2003.
(3)	Incorporated by reference to the Company’s Registration Statement on Form S-1 (No. 333-42570), filed November 14, 2000, as amended.
(4)	Incorporated by reference to the Company’s current report on Form 8-K, filed January 18, 2002.
(5)	Incorporated by reference to the Company’s Registration Statement on Form S-3 (No. 333-81190), filed January 22, 2002, as amended.
(6)	Incorporated by reference to the Company’s current report on Form 8-K, filed March 28, 2003.
(7)	Incorporated by reference to the Company’s Registration Statement on Form S-3 (No. 333-100633), filed October 18, 2002, as amended.
*	Previously filed.

Item 17.    Undertakings

(a)  The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (the “Registration Statement”):

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in the Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, as of the 8th day of December, 2003.

NOVATEL WIRELESS, INC.

By:	/s/ MELVIN L. FLOWERS

Melvin L. Flowers Senior Vice President, Finance, Chief Financial Officer, Principal Accounting Officer and Secretary

POWER OF ATTORNEY

Each director and/or officer of the registrant whose signature appears below hereby appoints Peter Leparulo and Melvin L. Flowers and each of them severally, as his true and lawful attorney-in-fact and agent, to sign in his name and behalf, in any and all capacities stated below, and to file with the Securities and Exchange Commission, any and all amendment, including post-effective amendments and any registration statement for the same offering that is to be effective under Rule 462(b) of the Securities Act, to this registration statement, and the registrant hereby also appoints each such person as its attorney-in-fact and agent with like authority to sign and file any such amendments in its name and behalf.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated on the 8th day of December, 2003.

Signature	Title

* Peter V. Leparulo	Chief Executive Officer (Principal Executive Officer and Director)

* Melvin L. Flowers	Senior Vice President, Finance, Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)

* Robert Getz	Director

* Peng K. Lim	Director

* David S. Oros	Director

* Daniel E. Pittard	Director

Signature	Title

* Horst Pudwill	Director

* Mark Rossi	Director

* Steven Sherman	Director

*By:	/s/ MELVIN L. FLOWERS Melvin L. Flowers Attorney in fact

EXHIBIT INDEX

Exhibit No.	Description
3.1(1)	Amended and Restated Certificate of Incorporation.

3.2(2)	Certificate of Designation of Series A Convertible Preferred Stock, as amended by the Corrected Certificate of Designation of Series A Convertible Preferred Stock.

3.3(2)	Amendment to the Corrected Certificate of Designation of Series A Convertible Preferred Stock.

3.4(2)	Certificate of Designation of Series B Convertible Preferred Stock.

3.5(1)	Bylaws, as amended and restated

4.1(3)	Specimen Common Stock Certificate.

4.2(4)	Specimen Series A Convertible Preferred Stock Certificate.

4.3*	Specimen Series B Convertible Preferred Stock Certificate.

4.4(4)	Form of Common Stock Purchase Warrant.

4.5(5)	Warrant to Purchase Stock, dated as of November 29, 2001, by and between the Company and Silicon Valley Bank.

4.6(5)	Form of Common Stock Purchase Warrant issued in connection with the Company’s Series B Convertible Preferred Stock.

4.7(5)	Form of Common Stock Purchase Warrant issued in connection with the Company’s Series C Convertible Preferred Stock.

4.8(5)	Form of Common Stock Purchase Warrant issued in connection with the Company’s Debentures.

4.9(5)	Form of Common Stock Purchase Warrant issued in connection with the Company’s Series D Convertible Preferred Stock.

4.10(7)	Form of Registration Rights Agreement, dated as of September 12, 2002, in connection with the Company’s private placement transaction consummated on September 18, 2002.

4.11(7)	Form of Stock Purchase Warrant, dated as of September 12, 2002, in connection with the Company’s private placement transaction consummated on September 18, 2002.

4.12(6)	Form of Securities Purchase Agreement.

4.13(6)	Form of Secured Convertible Subordinated Note.

4.14(6)	Form of Secured Convertible Subordinated Note.

4.15(6)	Form of Common Stock Purchase Warrant issued in connection with the Company’s Series B private placement transaction.

4.16(6)	Form of Security Agreement.

4.19(6)	Form of Registration Rights Agreement, dated as of March 12, 2003 in connection with the Company’s Series B private placement transaction.

5.1	Opinion of Counsel as to the legality of the securities being offered.

23.1	Consent of KPMG LLP, Independent Auditors.

23.2	Notice regarding consent of Arthur Andersen LLP.

24.1	Power of Attorney (included on signature page).

____________________

(1)	Incorporated by reference to the Company’s annual report on Form 10-K for the year ended December 31, 2000.
(2)	Incorporated by reference to the Company’s current report on Form 10-Q, filed May 15, 2003.

(3)	Incorporated by reference to the Company’s Registration Statement on Form S-1 (No. 333-42570), filed November 14, 2000, as amended.
(4)	Incorporated by reference to the Company’s current report on Form 8-K, filed January 18, 2002.
(5)	Incorporated by reference to the Company’s Registration Statement on Form S-3 (No. 333-81190), filed January 22, 2002, as amended.
(6)	Incorporated by reference to the Company’s current report on Form 8-K, filed March 28, 2003.
(7)	Incorporated by reference to the Company’s Registration Statement on Form S-3 (No. 333-100633), filed October 18, 2002, as amended.
*	Previously filed.